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                                                                  EXHIBIT 10(k)5

                                     ALLETE
                 EXECUTIVE LONG-TERM INCENTIVE COMPENSATION PLAN
                             PERFORMANCE SHARE GRANT

<<First>> <<Last>>

S.S.# <<SSN>>

In accordance with the terms of ALLETE's Executive Long-Term Incentive Compensation Plan (the "Plan"), as determined by and through the Executive Compensation Committee of ALLETE's Board of Directors, ALLETE hereby grants to you (the "Participant") Performance Shares, as set forth below, subject to the terms and conditions set forth in this Grant (including Annexes A and B hereto and all documents incorporated herein by reference):

     Number of Performance Shares
        Granted:                       <<M_2004PerfShare_2_year>>
     Date of Grant:                    February 1, 2005
     Performance Period:               January 1, 2005 through December 31, 2007
     Performance Goals:                See Annex B

This Grant is made in accordance with the Plan, which was approved by ALLETE's shareholders at the 1996 Annual Meeting.

Further terms and conditions of the Grant are set forth in Annex A hereto and Performance Goals are set forth in Annex B hereto, which are integral parts of this Grant.

All terms, provisions and conditions applicable to the Performance Shares set forth in the Plan and not set forth herein are incorporated by reference. To the extent any provision hereof is inconsistent with a provision of the Plan, the provisions of the Plan will govern.

IN WITNESS WHEREOF, ALLETE has caused this Grant to be executed by its President and Chief Executive Officer as of the date and year first above written.

                                     ALLETE


                                     By:     /s/ Don Shippar
                                        ----------------------------------------
                                           President and Chief Executive Officer

Attachments: Annex A and Annex B

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                                     ANNEX A
                                       TO
                                     ALLETE
                 EXECUTIVE LONG-TERM INCENTIVE COMPENSATION PLAN

                             PERFORMANCE SHARE GRANT

     1. FURTHER TERMS AND CONDITIONS OF PERFORMANCE SHARES. The Grant of Performance Shares evidenced by the Grant to which this is annexed is subject to the following additional terms and conditions:

     (a) DIVIDEND EQUIVALENTS. The Participant shall receive Dividend Equivalents with respect to the number of Performance Shares subject to the Grant. Dividend Equivalents shall be calculated and credited to the Participant at the end of the Performance Period. The Dividend Equivalents shall be in the form of additional Performance Shares, which shall be added to the number of Performance Shares subject to the Grant, and which shall equal the number of Shares (including fractional Shares) that could be purchased on the dividend payment dates, based on the closing sale price as reported in the consolidated transaction reporting system on that date, with cash dividends that would have been paid on Performance Shares, if such Performance Shares were Shares.

     (b) SATISFACTION OF GOALS. At the end of the Performance Period, the Executive Compensation Committee (the "Committee") shall determine the extent to which the Performance Goals have been met. The Participant will not be credited with any Performance Shares if the threshold level has not been met. Subject to the provisions of subsection (d) hereof and to provisions in the Plan for change in control, percentages of the Performance Share grant shall be credited to the Participant as follows: If the threshold level has been met, 50% of the Performance Shares (as increased by the Dividend Equivalents) shall be credited to the Participant. If the target level has been met, 100% of the Performance Shares (as increased by the Dividend Equivalents) shall be credited to the Participant. If the superior level has been met, 200% of the Performance Shares (as increased by the Dividend Equivalents) shall be credited to the Participant. Straight line interpolation will be used to determine earned awards based on achievement of goals between the threshold, target and superior levels.

     (c) PAYMENT. Subject to the provisions of subsection (d) hereof and to provisions in the Plan for change in control, Performance Shares as determined by the Committee according to subsection (b) hereof shall be paid out 100% (as increased by the Dividend Equivalents) after the end of the Performance Period and after the Committee has determined the extent to which Performance Goals have been met. Payment shall be made, after withholding Performance Shares equal in value to the Participant's income tax obligation via a deposit of ALLETE common stock into an Invest Direct account. Performance Share awards shall not vest until paid.

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     (d)    PAYMENT UPON DEATH, RETIREMENT OR DISABILITY; FORFEITURE OF UNVESTED
SHARES UPON DEMOTION, UNSATISFACTORY JOB PERFORMANCE OR OTHER TERMINATION OF EMPLOYMENT.

     (1) During a Performance Period (i) if the Participant retires pursuant to the terms of a tax qualified retirement plan of ALLETE or a Subsidiary or upon such other retirement as may be approved by the Committee, (ii) in the event of the death of the Participant while in the employ of ALLETE or a Subsidiary, or (iii) in the event of the termination of the employment of the Participant due to Disability (as defined in Section 22(e)(3) of the Code), the Participant (or the Participant's beneficiary or estate) shall receive a payment of any Performance Shares (as increased by the Dividend Equivalents) after the end of the Performance Period, promptly after the Committee has determined the extent to which Performance Goals have been met. The payment shall be prorated based upon the number of whole calendar months within the Performance Period which had elapsed as of the date of death, retirement or termination due to Disability in relation to the number of calendar months in the full Performance Period. A whole month is counted in the calculation if the Participant was in the position as of the 15th of the month.

     (2) After the end of a Performance Period, but before any or all Performance Shares have been paid, if as specified in subsection
            (d)(1) above, a Participant retires, dies or Participant's employment is terminated due to Disability, the Participant (or the Participant's beneficiary or estate) shall be entitled to a full payout of all Performance Shares (as increased by the Dividend Equivalents), which shall be paid out at the next scheduled performance share payment date.

     (3) If prior to payment of all Performance Shares, the Participant is demoted, or ALLETE or a Business Unit determines, in its sole discretion, that the Participant's job performance is unsatisfactory, ALLETE reserves the right to cancel or amend the Participant's grant relating to any unpaid Performance Shares, with the result that some portion or all of the Participant's unpaid Performance Shares are forfeited.

     (4) If the Participant's employment with ALLETE or any Subsidiary terminates for any reason other than death, Disability or retirement, as specified in subsection (d)(1) hereof, all Performance Shares and related Dividend Equivalents to the extent not yet paid shall, except as otherwise provided by the Committee, be forfeited on the date of such other termination of employment.

     2. RATIFICATION OF ACTIONS. By receiving the Grant or other benefit under the Plan, the Participant and each person claiming under or through Participant shall be conclusively deemed to have indicated the Participant's acceptance and ratification of, and consent to, any action taken under the Plan or the Grant by ALLETE, the Board or the Committee.

     3. NOTICES. Any notice hereunder to ALLETE shall be addressed to its office, 30 West Superior Street, Duluth, Minnesota 55802, Attention: Manager - Executive Compensation and Employee Benefits, Human Resources, and any notice hereunder to the Participant shall be

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directed to the Participant's address as indicated by ALLETE's records, subject to the right of either party to designate at any time hereafter in writing some other address.

     4. DEFINITIONS. Capitalized terms not otherwise defined herein shall have the meanings given them in the Plan.

     5. GOVERNING LAW AND SEVERABILITY. To the extent not preempted by the Federal law, the Grant will be governed by and construed in accordance with the laws of the State of Minnesota, without regard to conflicts of law provisions. In the event any provision of the Grant shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Grant, and the Grant shall be construed and enforced as if the illegal or invalid provision had not been included.

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                                     ANNEX B
                                       TO
                                     ALLETE
                 EXECUTIVE LONG TERM INCENTIVE COMPENSATION PLAN
                             PERFORMANCE SHARE GRANT

Financial Measure:
------------------

Total Shareholder Return (TSR) computed over the three-year period January 1, 2005 to December 31, 2007.


Performance Share Award:
------------------------

If ALLETE's TSR ranking is 3rd or higher among a peer group of 16 electric utilities (superior performance), 200% of the Performance Share grant will be awarded. If ALLETE's TSR performance ranks 7th among the peer group (target performance), 100% of the Grant will be awarded. If ALLETE's TSR performance ranks 10th (threshold performance), 50% of the Grant will be awarded. If TSR performance is below threshold, no Performance Shares will be awarded. Straight-line interpolation will be used to determine earned awards based on the TSR ranking between threshold, target and superior.


       TSR RANK                   PERF. LEVEL                   PAYOUT %
-----------------------     -----------------------      -----------------------
           1                  [Graphic Omitted -                 200.0%
           2                   Arrow Pointing Up]                200.0%
           3                       Superior                      200.0%

           4                  [Graphic Omitted -                 175.0%
           5                   Arrow Pointing Up]                150.0%
           6                                                     125.0%
           7                        Target                       100.0%

           8                  [Graphic Omitted -                  83.3%
           9                   Arrow Pointing Up]                 66.7%
          10                       Threshold                      50.0%

          11                                                       0%
          12                                                       0%
          13                                                       0%
          14                                                       0%
          15                                                       0%
          16                                                       0%
          17                                                       0%